Exhibit 10.4

AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT

UNDER THE CITRIX SYSTEMS, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
Reference is hereby made to the Restricted Stock Unit Agreement with respect to Awards with an Award Date of August 1, 2017 and a performance period of July 10, 2017 through December 31, 2019 (the “Award Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Award Agreement.
A.The Schedule to the Restricted Stock Unit Agreement is deleted in its entirety and replaced with the following:

SCHEDULE TO RESTRICTED STOCK UNIT AGREEMENT
The number of Restricted Stock Units vested as a percentage of the Target Award shall be determined based on Subscription Bookings as a % of Product Bookings (as defined below) at the end of the Performance Period in accordance with the following table:

Subscription Bookings as a % of Product Bookings	Percentage of Target Award Vested
Subscription Bookings as a % of Product Bookings (threshold)	50%
Subscription Bookings as a % of Product Bookings (target)	100%
Subscription Bookings as a % of Product Bookings (maximum)	200%

Restricted Stock Units vested will be based on straight-line interpolation between the %s above. There will be no Restricted Stock Units vested if Subscription Bookings as a % of Product Bookings is less than the threshold.

“Subscription Bookings as a % of Product Bookings” means the Company’s total term, cloud (SaaS), hybrid-cloud and Citrix Service Provider product subscription bookings or any other product bookings from subscription offerings, including subscription renewals, expansions, extensions, upgrades, updates, initial and add-on or multiple year terms of any of the foregoing, but excluding transition and trade-up bookings, over the Company’s total product bookings excluding transition and trade-up bookings, in each case excluding ShareFile SMB bookings, measured as of the last fiscal year of the Performance Period (fiscal year 2019) on a Total Contract Value (TCV) basis, and expressed as a percentage rounded to two decimal places. For purposes of this Agreement only, “bookings” means a clean customer order as defined under the Company’s practices.

B.	The following definition is added to Section 2(c) of the Award Agreement:

“Disability” shall have the meaning set forth in any employment, executive or similar agreement between the Company and Awardee or, if none, means Awardee’s termination of employment with the Company or any of its Affiliates after becoming eligible to receive benefits under the Company’s or such Affiliate’s then current long-term disability plan applicable to Awardee.

C.	The following clause (c) is added to Section 4 of the Award Agreement:

“(c)    Notwithstanding anything to the contrary herein, the provisions relating to the treatment of performance-based Restricted Stock Units, including any rights to acceleration, that may be set forth in an employment or executive agreement between the Company and Awardee shall apply to this Award to the extent applicable; provided that if a Change in Control (as defined in such employment or executive agreement) occurs during the term of such employment or executive agreement but prior to the last fiscal year of the Performance Period, then actual performance shall be measured based on, and Awardee shall be deemed to have earned, the CIC Percentage (as defined below) of the Target Award as of the Change in Control; provided further that, subject to any rights to acceleration set forth in such employment or executive agreement, the shares deemed earned shall remain subject to time-based cliff vesting at the end of the remaining Performance Period. For purposes of this Section 4(c), “CIC Percentage” shall mean (i) 50% if Subscription Bookings as a % of Product Bookings as of the Change in Control (measured, for purposes of this clause (i) and the following clauses (ii) and (iii), from January 1, 2018 through the end of the calendar month immediately preceding the Change in Control) is 20%, (ii) 100% if Subscription Bookings as a % of Product Bookings as of the Change in Control is 30%, and (iii) 200% if Subscription Bookings as a % of Product Bookings as of the Change in Control is 40% (with straight-line interpolation between the %s above, and no Restricted Stock Units deemed earned if Subscription Bookings as a % of Product Bookings as of the Change in Control is less than 20%).”
D.The foregoing amendments shall be effective as of March 29, 2018. Except as amended hereby, the Award Agreement remains in full force and effect.

E.For the avoidance of doubt, Awardee acknowledges and agrees that the Award Agreement, as amended hereby, satisfies the obligations of the Company under Section 2(c) of Awardee’s Employment Agreement with the Company, dated as of July 10, 2017, with respect to the grant of performance-based restricted stock units to Awardee based on “New Cloud Bookings” as referenced therein.

By electronically accepting this Amendment to the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and the Award Agreement (including the Appendix), as amended hereby. If Awardee has not electronically accepted this Amendment to the Award Agreement by September 29, 2018 on Fidelity.com’s website, then this Amendment shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and the Award Agreement (including the Appendix), as amended hereby.